EXHIBIT 10.3

CONSENT TO SUBLEASE

This Consent to Sublease (this “Consent”) is made as of July 9, 2010, by and among ARE-SAN FRANCISCO NO. 12, LLC, a Delaware limited liability company (“Landlord”), EXELIXIS, INC., a Delaware corporation (“Tenant”), and ONYX PHARMACEUTICALS, INC., a Delaware corporation (“Sublessee”), with reference to the following Recitals.

R E C I T A L S

A.    Landlord and Tenant are parties to that certain Lease Agreement dated as of September 14, 2007, as amended by that certain First Amendment to Lease dated May 31, 2008, as further amended by that certain Second Amendment to Lease dated October 23, 2008, as further amended by that certain Third Amendment to Lease dated as of October 24, 2008, and as further amended by that certain Fourth Amendment to Lease dated as of July 9, 2010 (as amended, the “Lease”), pursuant to which Tenant leases certain premises (the “Premises”) located at 249 East Grand Avenue, South San Francisco, California, and more particularly described in the Lease.

B.    Tenant desires to sublease to Sublessee the third and fourth floors of the Premises (“Subleased Premises”) pursuant to the provisions of that certain Sublease dated July 9, 2010 (the “Sublease”), a copy of which is attached hereto as Exhibit A.

C.    Tenant desires to obtain Landlord’s consent to the Sublease and has requested that Landlord grant certain rights to Sublessee as more particularly described herein.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby consents to the sublease of the Subleased Premises to Sublessee, such consent being subject to and upon the following terms and conditions to which Tenant and Sublessee hereby agree:

1.	All initially capitalized terms not otherwise defined in this Consent shall have the meanings set forth in the Lease unless the context clearly indicates otherwise.

2.	This Consent shall not be effective unless and until Landlord shall have received: (a) a fully executed counterpart of this Consent and of the Sublease, and (b) an insurance certificate from Sublessee, as insured, evidencing no less than the insurance requirements set forth in the Lease. Tenant and Sublessee each represent and warrant to Landlord that the copy of the Sublease attached hereto as Exhibit A is true, correct and complete.

3.	Landlord neither approves nor disapproves the terms, conditions and agreements contained in the Sublease, all of which shall be subordinate and at all times subject to: (a) all of the covenants, agreements, terms, provisions and conditions contained in the Lease, (b) superior ground leases, mortgages, deeds of trust, or any other hypothecation or security now existing or hereafter placed upon the real property of which the Subleased Premises are a part and to any and all advances secured thereby and to all renewals, modifications, consolidations, replacements and extensions thereof, and (c) all matters of record affecting the Subleased Premises and all Legal Requirements.

4.	Except as expressly provided for in this Consent, nothing contained herein or in the Sublease shall be construed to:

(a)	modify, waive, impair, or affect any of the terms, covenants or conditions contained in the Lease (including, without limitation, Tenant’s obligation to obtain any required consents for any other or future sublettings), or to waive any breach thereof, or any rights or remedies of Landlord under the Lease against any person, firm, association or corporation liable for the performance thereof, or to enlarge or increase Landlord’s obligations or liabilities under the Lease (including, without limitation, any liability to Sublessee for any portion of the security deposit held by Tenant under the Sublease), and all terms, covenants and conditions of the Lease are hereby declared by each of Landlord and Tenant to be in full force and effect.

(b)	require Landlord to accept any payments from Sublessee on behalf of Tenant, except as expressly provided in Section 8 hereof.

Tenant shall remain liable and responsible for the due keeping, performance and observance of all the terms, covenants and conditions set forth in the Lease on the part of the Tenant to be kept, performed and observed and for the payment of the Base Rent, Additional Rent and all other sums now and hereafter becoming payable thereunder for all of the Premises, including, without limitation, the Subleased Premises.

5.	Notwithstanding anything in the Sublease to the contrary:

(a)	Sublessee does hereby expressly agree to be bound by and to perform and comply with, for the benefit of Landlord, each and every obligation of Tenant under the Lease to the extent applicable to the Subleased Premises and to the extent incorporated into the Sublease. Landlord and Sublessee each hereby release the other, and waive their respective rights of recovery against the other for direct or consequential loss or damage arising out of or incident to the perils covered by property insurance carried by such party to the extent of such insurance and waive any right of subrogation which might otherwise exist in or accrue to any person on account thereof.

(b)	Tenant and Sublessee agree to each of the terms and conditions of this Consent, and upon any conflict between the terms of the Sublease and this Consent, as between Landlord and each of Tenant and Sublessee, the terms of this Consent shall control.

(c)	The Sublease shall be deemed and agreed to be a sublease only and not an assignment and there shall be no further subletting or assignment of all or any portion of the Premises demised under the Lease (including the Subleased Premises demised by the Sublease) except in accordance with the terms and conditions of the Lease or as provided in this Consent.

(d)

If Landlord terminates the Lease as a result of a default by Tenant thereunder or the Lease terminates for any other reason, the Sublease shall automatically terminate concurrently therewith. In no event shall Landlord be liable to

Sublessee for any defaults under the Sublease or the Lease by Tenant and/or for any acts or omissions of any kind by Tenant.

(e)	Tenant and Sublessee acknowledge and agree that if Tenant or Landlord elects to terminate the Lease pursuant to the terms thereof, or if Landlord and Tenant voluntarily elect to terminate the Lease, Landlord shall have no responsibility, liability or obligation to Sublessee except as provided in the Remainder Lease, and the Sublease shall terminate.

(f)	Tenant agrees to reimburse all of Landlord’s costs and expenses in connection with this Consent.

6.	Any act or omission of Sublessee or anyone claiming under or through Sublessee that violates any of the provisions of the Lease shall be deemed a violation of the Lease by Tenant.

7.	Landlord acknowledges and agrees that during the term of the Sublease of the Subleased Premises:

a.    Affiliate Assignment.  Provided that Sublessee has Sublessor’s consent to do so if required under the Sublease, Landlord shall not withhold Landlord’s consent to an assignment by Sublessee of Sublessee’s interest in the Sublease to any entity controlling, controlled by or under common control with Subtenant (a “Sublessee Affiliate”), provided, however, that (i) Landlord shall have the right to approve the form of any such assignment which approval shall not be unreasonably withheld or delayed, (ii) Sublessee shall not be released from any of its obligations under this Consent), and (iii) Sublessee and the Sublessee Affiliate shall be jointly and severally liable for all Sublessee’s obligations under the Sublease and this Consent.

b.    Corporate Assignment.  Provided that Sublessee has Sublessor’s consent to do so if required under the Sublease, Sublessee shall have the right to assign Sublessee’s interest in the Sublease, provided that Sublessee delivers written notice thereof to Landlord within 5 business days thereafter but without obtaining Landlord’s prior written consent, to a corporation or other entity which is a successor-in-interest to Sublessee, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Sublessee provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring the Lease, and (ii) the net worth (as determined in accordance with generally accepted accounting principles (“GAAP”)) of the assignee is not less than the greater of the net worth (as determined in accordance with GAAP) of Sublessee as of the date of Sublessee’s most current quarterly or annual financial statements, and (iii) such assignee shall agree in writing to assume all of the terms, covenants and conditions of the Sublease and this Consent arising after the effective date of the assignment.

c.    Hazardous Materials.  Provided that Sublessee has obtained any consents required from Sublessor under the Sublease, the provisions of the Remainder Lease with respect Hazardous Materials including, without limitation, Sections 28 and 30 of the Remainder Lease shall apply with respect to the Subleased Premises during the term of the Sublease as though they were the Premises (as defined in the Remainder Lease)

and Sublessee agrees to comply for the benefit of Landlord with all such provisions with respect to the Subleased Premises with Landlord entitled to enforce all such provisions against Sublessee. Tenant shall have no liability to Landlord in connection with Sublessee’s use of Hazardous Materials in the Subleased Premises.

d.    Alterations.  Provided that that Sublessee has obtained any consents required from Sublessor under the Sublease, the provisions of the Remainder Lease with respect to Alterations including, without limitation, Section 12 of the Remainder Lease shall apply with respect to Alterations in the Subleased Premises as though they were the Premises (as defined in the Remainder Lease) and Sublessee agrees to comply for the benefit of Landlord with all such provisions with respect to the Subleased Premises with Landlord entitled to enforce all such provisions against Sublessee. Tenant shall have no responsibility to Landlord for any restoration obligations relating to Sublessee’s Alterations.

e.    Permitted Use.  Sublessee shall be permitted to use the Subleased Premises for research and development and as a wet lab, which wet lab use shall be subject to (a) Sublessee’s covenant in Section 3(c) of the Sublease not to locate a wet lab above or adjacent to the Server Room (as defined in the Sublease), (b) all applicable Legal Requirements, and (c) the requirements of Sections 28 and 30 of the Remainder Lease.

f.    Assignment & Subletting.  So long as the Sublease remains in effect, (1) Landlord shall use the reasonableness standard provided for in the first paragraph of Section 22(b) of the Remainder Lease in considering whether to withhold its consent to an assignment or sublease of the Subleased Premises but in no event shall Sublessee be released from any of its obligations under this Consent and/or the Sublease, and (2) Landlord shall not exercise it “recapture right” under Section 22(b) of the Lease with respect to any further assignment or sublease of the Subleased Premises.

g.    Insurance.  Notwithstanding anything to the contrary contained in the Lease, in no event shall (i) Tenant be required by Landlord to maintain property insurance covering any of Sublessee’s property in the Subleased Premises, and (ii) Sublessee be required by Landlord to maintain property insurance covering any of Tenant’s property in the Subleased Premises.

8.	Upon a default by Tenant under the Lease, Landlord may proceed directly against Tenant, any guarantors or anyone else liable under the Lease or the Sublease without first exhausting Landlord’s remedies against any other person or entity liable thereon to Landlord. If Landlord gives Sublessee notice that Tenant is in default under the Lease, Sublessee shall thereafter make directly to Landlord all payments otherwise due Tenant, which payments will be received by Landlord without any liability to Landlord except to credit such payments against amounts due under the Lease. Nothing contained herein shall obligate Landlord in any way to terminate the Lease or take any other action if Tenant is in default under the Lease. The mention in this Consent of any particular remedy shall not preclude Landlord from any other remedy in law or in equity.

9.

Tenant shall pay any broker commissions or fees that may be payable as a result of the Sublease and Tenant hereby indemnifies and agrees to hold Landlord harmless from and against any loss or liability arising therefrom or from any other commissions or fees payable in connection with the Sublease which result from the actions of Tenant.

Subject to Section 35 of the Remainder Lease, Sublessee hereby indemnifies and agrees to hold Landlord harmless from and against any loss or liability arising from any commissions or fees payable in connection with the Sublease which result from the actions of Sublessee.

10.	Tenant and Sublessee agree that the Sublease will not be modified or amended in any way without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Tenant and Sublessee hereby agree that it shall be reasonable for Landlord to withhold its consent to any modification or amendment of the Sublease which would change the permitted use of the Subleased Premises or which would affect Landlord’s status as a real estate investment trust. Any modification or amendment of the Sublease without Landlord’s prior written consent shall be void and of no force or effect.

11.	This Consent may not be changed orally, but only by an agreement in writing signed by Landlord and the party against whom enforcement of any change is sought.

12.	This Consent may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute but one and the same instrument.

13.	This Consent and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to its principles of conflicts of law.

(Signatures are on the next page.)

IN WITNESS WHEREOF, Landlord, Tenant and Sublessee have caused their duly authorized representatives to execute this Consent as of the date first above written.

LANDLORD:	ARE-SAN FRANCISCO NO. 12, LLC,
a Delaware limited liability company

	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

		By:	ARE-QRS CORP., a Maryland corporation, general partner

			By:	/s/ Eric S. Johnson
			Its:	Vice President Real Estate Legal Affairs

TENANT:	EXELIXIS, INC.,
a Delaware corporation

	By:	/s/ Lupe M. Rivera
	Its:	Executive Vice President, Operations

SUBLESSEE:	ONYX PHARMACEUTICALS, INC.,
a Delaware corporation

	By:	/s/ N. Anthony Coles
	Its:	CEO

	By:	/s/ Matthew K. Fust
	Its:	CFO

EXHIBIT A

COPY OF SUBLEASE

[Attached]

See Exhibit 10.4 to Form 10-Q filed 11/4/2010